EXHIBIT 99.1

Intelligent Systems Reports Preliminary Second Quarter 2019 Results

NORCROSS, Ga., July 23, 2019 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation [NYSE American: INS; www.intelsys.com] announced today its preliminary financial results for the quarter ended June 30, 2019.

Leland Strange, President and CEO stated “As we did last quarter, we want to, where practical, let our shareholders know as soon as we know how the company performed in the previous quarter. We are pleased to report preliminary second quarter 2019 revenues of approximately $7.5 million and preliminary income from operations of $2.5 to $2.7 million. Both numbers are significantly higher than the same period a year ago. Those numbers do indicate a slight percentage operating margin erosion from first quarter 2019 as a result of an increase in legal and advisory expenses as well as some employee bonuses that recognize the extraordinary effort of some of our employees in our push to get ready for a large license deployment.”

“My standard earnings boiler plate is applicable as I reiterate that license revenue and/or other revenue sources are likely to vary considerably from quarter to quarter.  We want to provide our shareholders insight on the revenue streams but don’t be surprised when any one of the revenue sources spike, show a decrease, or do not show growth in a specific quarter as we focus on annual results with no attempt to align for quarterly comparisons. We will comment further when we present final numbers and hold our earnings conference call.  We continue to believe 2019 will be a very good year for the company,” stated Strange.

Financial Highlights for the Second Quarter of 2019

Total revenues are expected to be $7,512,000 for the quarter compared to revenue of $4,573,000 in the second quarter of 2018, an increase of 64 percent.

In the following table, revenue is disaggregated by type of revenue for the three months ended June 30, 2019 and 2018:

Three months ended June 30, (in thousands)	2019	2018
License	$700	$65
Professional services	4,663	2,763
Processing and maintenance	1,724	1,460
Third party	425	285
Total	$7,512	$4,573

Income from operations is expected to be between $2,500,000 and $2,700,000 for the quarter compared to income from operations of $1,317,000 in the second quarter of 2018. Cash is expected be similar to the first quarter of 2019 as cash generated from operations was utilized during the second quarter of 2019 for capital expenditures of approximately $1.4 million and a $1 million investment in a current portfolio company (there are no other transactions between INS and the portfolio company).

The company will file its Form 10-Q for the quarter ended June 30, 2019 with the Securities and Exchange Commission in August 2019 and will announce the specific date for the filing and an investor conference call at a later date. For additional information about reported results, investors will be able to access the Form 10-Q on the company’s website at www.intelsys.com or on the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty-five years, Intelligent Systems Corporation [NYSE American: INS] has identified, created, operated and grown technology companies. The company’s principal operations are CoreCard Software, Inc. (www.corecard.com) and its affiliate companies. CoreCard provides prepaid and credit card processing services using its proprietary software solutions that it also licenses to others. CoreCard has designed and developed a comprehensive suite of software solutions that corporations, financial institutions, retailers and processors use to manage credit and debit cards, prepaid cards, private label cards, fleet cards, loyalty programs, and accounts receivable and small loan transactions.  CoreCard's flexible and proven processing platform is being utilized in many countries in addition to the United States including Australia, Canada, China, the United Arab Emirates, France, Italy, Mexico, New Zealand, Singapore, South Africa and the United Kingdom. Further information is available on the company’s website at www.intelsys.com or by calling the company at 770-381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers’ requirements or financial condition, market acceptance of products and services, the impact of new or changes in current laws, regulations or other industry standards, risks relating to unauthorized access to confidential information due to criminal conduct, attacks by hackers, employee or insider malfeasance and/or human error and declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

For further information, call
Matt White, 770-564-5504
or email to matt@intelsys.com